Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of E*TRADE Financial Corporation of our report dated February 24, 2010 (May 5, 2010 as to Note 23) relating to the consolidated financial statements of E*TRADE Financial Corporation and subsidiaries (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph regarding the adoption of accounting standards: Accounting for Uncertainty in Income Taxes, on January 1, 2007; Fair Value Measurement and The Fair Value Option for Financial Assets and Financial Liabilities, on January 1, 2008; Recognition and Presentation of Other-Than-Temporary Impairments, on April 1, 2009, and an explanatory paragraph regarding a change in Segment Information) and our report dated February 24, 2010 on E*TRADE Financial Corporation and subsidiaries’ effectiveness of internal control over financial reporting, appearing in Item 8 of this current report on Form 8-K of E*TRADE Financial Corporation dated May 5, 2010.

Filed on Form S-3:

Registration Statement Nos.:	333-104903, 333-41628, 333-124673, 333-129077, 333-130258, 333-136356, 333-150997, 333-156570, 333-158636

Filed on Form S-4:

Registration Statement Nos.:	333-91467, 333-62230, 333-117080, 333-129833

Filed on Form S-8:

Registration Statement Nos.:	333-12503, 333-52631, 333-62333, 333-72149, 333-35068, 333-35074, 333-37892, 333-44608, 333-44610, 333-54904, 333-56002, 333-113558, 333-91534, 333-125351, 333-81702, 333-159653

/s/ Deloitte & Touche LLP

McLean, Virginia

May 5, 2010